Exhibit 99.1

XPO Logistics to Acquire Majority of UK Contract Logistics
Operations from Kuehne + Nagel

LYON, FRANCE — 9 March 2020 — XPO Logistics today announced that it has entered into a definitive agreement to acquire the majority of Kuehne + Nagel’s contract logistics operations in the UK. The operations provide a range of logistics services, including inbound and outbound distribution, reverse logistics management and inventory management. In 2019, the operations generated total revenue of approximately £500 million from the beverage, technology and e-commerce, and food service verticals.

The acquisition will expand XPO’s contract logistics offering in the UK with complementary expertise, 75 facilities and a blue-chip customer base. XPO will integrate the acquired operations on its technology platform to optimize synergies within its pan-European network.

The transaction is expected to close in the second half of 2020, subject to customary conditions and regulatory approvals. All parties have agreed not to disclose financial details. J.P. Morgan Securities LLC is serving as financial advisor to XPO.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 30 countries, with 1,504 locations and approximately 100,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. The company's corporate headquarters are in Greenwich, Connecticut, USA, and its European headquarters are in Lyon, France. XPO conducts the majority of its European operations through its subsidiary, XPO Logistics Europe, which trades under the stock symbol XPO on Euronext Paris – Isin FR0000052870. europe.xpo.com

Forward-looking Statements

This press release includes forward-looking statements within the meaning of United States federal securities laws, including the expected closing timeline for the transaction, XPO’s ability to integrate the acquired business and its ability to realize synergies from the acquisition. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. All forward-looking statements set forth in this press release are qualified by factors that might cause or contribute to a material difference in actual results, as discussed in XPO’s filings with the U.S. Securities and Exchange Commission, including: economic conditions generally; competition; XPO’s ability to attract and retain key employees; the ability to develop and implement a suitable information technology system; and the ability to maintain positive relationships with third-party providers. Forward-looking statements set forth in this press release speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Media Contact
XPO Logistics Europe
Anne Lafourcade

+33 (0)6 75 22 52 90
anne.lafourcade@xpo.com